PROMISSORY NOTE

BORROWERS NAMES AND ADDRESS	LENDER'S NAME AND ADDRESS
Daniel D. Correa (and) Driver Passport, Inc.	Randy R. Brown P.O. Box 13458 Grand Forks, ND 58208-3458
"I" means the borrower.	"You" means the lender, its successors and assigns.

Date: November 18, 2008
Maturity Date: May 18, 2009
Loan Amount: $ 100,000.00

I promise to pay to you, or your order, at your address listed above the:

PRINCIPAL sum of: One Hundred Thousand and no/100ths Dollars ($100,000.00).

Multiple Advance: The principal sum shown above is the maximum amount of principal I can borrow under this Note. I hereby acknowledge the receipt of $25,000.00. This Note contemplates future principal advances up to the maximum loan amount. The requirements for future advances are as follows:

At the discretion of Lender upon satisfactory accounting and documentation of the use of the previous advance(s).

PURPOSE: The purpose of this loan is: To help finance the acquisition of the Pozzolan property rights.

INTEREST: I agree to pay interest (calculated on a daily basis) on the principal balance(s) owing from time to time as stated below:

Fixed Rate: I agree to pay interest at the simple rate of 10% (APR) per year. This rate will change as stated below.

Adjusted Interest Rate and Index Rate: The term of this note is for six months. However, should I fail to pay off the balance of this loan and the interest owed herein by the maturity date, I agree that the interest rate shall increase five percent (5%) for each six month period to be applied to the entire balance from the beginning of the loan.

Maximum Rate: The rate will not go above the percentage allowed by law in North Dakota.

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Payments: I agree to pay this note as follows:

> I agree to pay accrued interest and principal owed on the Maturity Date, May 18, 2009. If I fail to make such payment on May 18, 2009, I will be in default and under the terms of this loan. At the Lender's discretion I will be allowed to make the full payment of interest and principal due and owing on November 18, 2009. Lender may grant such six month extensions at his discretion with the above agreed upon increase in interest rates.

ADDITIONAL TERMS: This Promissory Note is also subject to the additional terms and conditions set forth hereafter which are hereby made a part hereof.

That the terms and conditions of that certain Loan Agreement entered into by and between Borrower, Lender, shall continue in full force and effect after execution of this Note and shall be in addition to the terms and conditions hereof and the terms and conditions of any Mortgage and Assignment of Rents, Security Agreement, Financing Statements and/or any Assignment of Tax Increment Financing which secure this Note.

That this Promissory Note is intended to be secured by a Mortgage on property in Baja Mexico owned by a corporate entity of which I have complete control. I hereby agree to use my best efforts to ensure that such mortgage securing this note is created, executed, filed and perfected such that Lender shall have a secured first position on said property..

The purpose of this note is to provide proceeds for the Pozzolan project. All money hereby loaned must be spent upon this project. Lender shall make no additional advances until I provide lender a complete accounting for the proceeds of previous advances and any documentation requested by the lender to the Lender's satisfaction. If the Lender is satisfied with the accounting and documentation Lender, at his discretion, may make additional advances of $25,000.00, until such time as the principal amount owed on this note is $100,000.00.

This Promissory Note is also guaranteed by the irrevocable unconditional Personal Guarantee of Daniel D. Correa.

Applicable Law: The law of the state of North Dakota will govern this Note. Any term of this Note which is contrary to applicable law will not be effective, unless the law permits you and me to agree to such a variation.

Payments: Each payment I make on this Note will first reduce the amount I owe you for charges which are neither interest nor principal. The remainder of each payment will then reduce unpaid earned interest and then unpaid principal. If you and I agree to a different application of payments, we will set forth our agreement in writing

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hereon.

Interest: If I receive the principal in more than one advance, each advance will start to earn interest only when I receive the advance. The interest rate in effect on this Note at any given time will apply to the entire principal advanced at that time. No matter how the interest rate is computed, it will never be higher that the highest rate allowed by law.

Multiple Advance Loans: Payment of any portion of the principal owing on this Note will not entitle me to receive additional credit or further advances.

You will not make an advance if it would cause the unpaid principal amount to become greater than the maximum principal amount, or if the unpaid principal amount is already greater than the maximum principal amount. You will never be obligated to make such an advance, even if you have done so in the past.

Payments by Lender: If you are authorized to pay, on my behalf, charges I am obligated to pay (such as property insurance premiums), then you may treat those payments as advances and add them to the unpaid principal under this Note.

Set-off: You have the right to set-off any amount I owe you under this Note against any right I have to receive money from you. If my right to receive money from you is owned by someone else not paying this Note, your set-off can only reach funds I could have reached with my own request or endorsement. Your right to set-off does not extend to accounts where my rights are only as a fiduciary. It also does not extend to my IRA or other tax-deferred retirement account.

Your right to set-off applies without your first telling me you are going to use it. It applies no matter what sort or value of collateral is on this loan. It also applies no matter who else has agreed to pay or guaranteed this Note.

You will not be liable for wrongful dishonor of a check where such dishonor occurs because you set-off this debt against my account.

Default: I will be in default if any one or more of the following occur:

A. I fail to make a payment on time or in the amount due.
B. I fail to keep the collateral insured, if required.
C. I fail to keep any other promise I have made in connection with this loan.
D. I fail to pay, or keep any other promise, on any other loan or agreement I have with you.
E. Any other creditor of mine attempts to collect the debt I owe him through court proceedings.
F. I die/the corporate existence of borrower is terminated.
G. I go into bankruptcy, whether by my own choice or not.
H. I do or fail to do something which causes you to believe that you will have

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difficulty collecting the amount I owe you.
I. Anything else happens which causes you to believe that you will have difficulty collecting the amount I owe you.

Remedies: If I am in default of this Note, you have the following remedies:

A. You may demand immediate payment of all I owe you under this Note.
B. You may set-off this debt against any right I have to the payment of money from you.
C. You may demand more security or new parties obligated to pay this Note in return for not using any other remedy.
D. You may make use of any remedy you have under state, federal or international law.
E. You may make use of any remedy given to you in any agreement securing this Note including the foreclosure on the property to be used as security for this note.
F. If this is a multiple advance loan of any type, you may refuse to make advances to me while I am in default.

By selecting any one or more of these remedies you do not give up your right to later use any other remedy. By deciding not to use any remedy should I default, you do not waive your right to later consider the event a default if it happens again.

Waiver: I give up my rights to require you to do certain things. I will not require you to:

A. Demand payment of amounts due (presentment).
B. Obtain official certification of nonpayment (protest).
C. Give notice that amounts due have not been paid (notice of dishonor).

Attorney's Fees: If you must hire a lawyer to collect this Note, I must pay his or her fee, plus court costs (except where prohibited by law).

Security: The portion of this form identifying agreements securing this Note is for your internal reference only. The fact that you do not list an agreement in that portion of the form does not mean that the agreement does not secure this Note.

Additional Parties and Security: I understand that I must pay this Note even if someone else has signed or guaranteed it. You may sue me, or anyone else, or any of us together, to collect this Note. You do not have to tell me this Note has not been paid. You may release any cosigner or guarantor and I will still be obligated to pay the Note. If you give up any of your rights it will not affect my duty to pay this Note. Extending new credit or renewing this Note will note affect my duty to pay this Note.

Financial Statements: I agree to provide to you, upon request, any financial statements or information you may deem necessary. I warrant that all financial

without penalty.

19. Guarantee: By signing below, I unconditionally guarantee the payment of any amounts owed under this Note. I also agree that all the other terms of the Note will apply to me.

SIGNATURES: I hereby agree to all of the terms and conditions of this Note which are hereinabove set forth. I hereby acknowledge receipt of a copy of this Promissory Note on the date hereof.

DRIVER PASSPORT, INC

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Daniel D. Correa
President/CEO

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Daniel D. Correa

STATE OF CALIFORNIA)
)ss
COUNTY OF SAN DIEGO)

The foregoing instrument was acknowledged before me this 18th day of November, by Daniel D. Correa individually and as the President/CEO of Driver Passport, inc. under the laws of the State of North Dakota, on behalf of the Board of Directors.

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Notary Public

IVINSON D. DEVADASAN
COMM. #1672576
NOTARY PUBLIC • CALIFORNIA
SAN DIEGO COUNTY
Comm. Exp. JUNE 23, 2010
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